Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard P. Cleys
VP and CFO
ScanSource, Inc.
(864) 286-4358

SCANSOURCE REPORTS THIRD QUARTER RESULTS

Specialty distributor achieves 27% revenue growth

GREENVILLE, SC — April 22, 2010—ScanSource, Inc. (NASDAQ:SCSC), a leading international distributor of AIDC (automatic identification and data capture), point of sale, communications, and electronic security products for the reseller market, today announced complete financial results for its third quarter ended March 31, 2010.

Quarter ended March 31, 2010:

Net sales	$496 million
Net income	$12.0 million
Diluted EPS	$0.45 per share

“We were pleased with the improving widespread demand in our POS/AIDC business; however, revenues were less than expected due to product shortages,” said Mike Baur, CEO, ScanSource, Inc. “Although our Communications business had significant year over year revenue growth, the March quarter demand was weaker than expected.”

For the quarter ended March 31, 2010, net sales increased 27.3% to $496 million compared to $390 million for the quarter ended March 31, 2009. Operating income also increased by 25.5% to $19.0 million from $15.1 million in the comparable prior year quarter. Net income increased 30.2% to $12.0 million for the quarter ended March 31, 2010 versus $9.2 million for the quarter ended

ScanSource Reports Third Quarter Results

March 31, 2009. The effective tax rate for the quarter was 36.5%, compared to 37.6% for the prior year quarter. Diluted earnings per share increased 28.6% to $0.45 in the current quarter compared to $0.35 in the prior year quarter.

Outlook for Next Quarter

The Company announced its net revenue outlook for the fourth quarter of fiscal 2010. ScanSource expects net revenues for the June 2010 quarter could range from $530 million to $550 million.

Safe Harbor Statement

This press release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. The statements in this press release are made as of the date hereof even if subsequently made available on ScanSource’s website or otherwise. ScanSource does not assume any obligation to update the forward looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made. Any number of important factors could cause actual results to differ materially from anticipated results, including, but not limited to macroeconomic circumstances that could impact our business, such as currency fluctuations, continued adverse capital and credit market conditions and a prolonged economic downturn. For more information concerning factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10-K for the year ended June 30, 2009 filed with the Securities and Exchange Commission.

ScanSource Reports Third Quarter Results

About ScanSource

ScanSource, Inc. (NASDAQ:SCSC) is a leading international distributor of specialty technology products, consisting of seven sales units in North America, Latin America and Europe.

ScanSource POS and Barcoding in North America, Latin America and Europe delivers AIDC and POS solutions; Catalyst Telecom in the U.S. and ScanSource Communications in North America and Europe, provide voice, video and converged communications equipment; and ScanSource Security in North America offers physical security solutions. Founded in 1992, the company ranks #854 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

ScanSource Reports Third Quarter Results

ScanSource, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	March 31,	June 30,
	2010	2009*
Assets
Current assets:
Cash and cash equivalents	$29,677	$127,664
Trade & notes receivable	326,773	291,037
Other receivables	5,624	7,676
Inventories	312,532	216,829
Prepaid expenses and other assets	13,155	10,356
Deferred income taxes	7,881	8,735

Total current assets	695,642	662,297

Property and equipment, net	22,677	21,035
Goodwill	33,219	34,087
Other assets, including identifiable intangible assets	35,259	31,212

Total assets	$786,797	$748,631

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	$—
Trade accounts payable	225,695	228,408
Accrued expenses and other liabilities	35,217	30,443
Income taxes payable	4,317	3,799

Total current liabilities	265,229	262,650

Deferred income taxes	—	—
Long-term debt	30,429	30,429
Borrowings under revolving credit facility	—	—
Other long-term liabilities	12,956	10,106

Total liabilities	308,614	303,185

Shareholder’s equity:
Common stock	109,790	104,461
Retained earnings	372,585	337,822
Accumulated other comprehensive income	(4,192)	3,163

Total shareholders’ equity	478,183	445,446

Total liabilities and shareholders’ equity	$786,797	$748,631

*	Derived from audited financial statements at June 30, 2009.

ScanSource Reports Third Quarter Results

Condensed Consolidated Income Statements (Unaudited)

(in thousands, except per share information)

	Quarter ended		Nine months ended
	March 31,		March 31,
	2010	2009	2010	2009
Net sales	$496,102	$389,815	$1,532,637	$1,406,733
Cost of goods sold	441,711	342,280	1,370,532	1,251,368

Gross profit	54,391	47,535	162,105	155,365

Operating expenses:
Selling, general and administrative expenses	35,414	32,418	107,312	101,225

Operating income	18,977	15,117	54,793	54,140

Other expense (income):
Interest expense	377	609	1,107	1,810
Interest income	(474)	(344)	(1,159)	(1,119)
Other, net	156	54	99	(2,228)

Other expense (income)	59	319	47	(1,537)

Income before income taxes	18,918	14,798	54,746	55,677
Provision for income taxes	6,904	5,569	19,982	20,493

Net income	$12,014	$9,229	$34,764	$35,184

Per share data:
Net income per common share, basic	$0.45	$0.35	$1.31	$1.33

Weighted-average shares outstanding, basic	26,608	26,463	26,583	26,412

Net income per common share, diluted	$0.45	$0.35	$1.30	$1.32

Weighted-average shares outstanding, diluted	26,884	26,565	26,844	26,572